Exhibit 10.19
As of January 25, 2006
WPT Enterprises, Inc.
5700 Wilshire Blvd.
Suite 350
Los Angeles, California 90036
Attn: Adam Pliska, General Counsel

Re:	“World Poker Tour” –
Amendment Number 2 to Season One Agreement
Amendment Number 7 to Season Two Agreement
Dear Ladies and Gentlemen:
     Reference is made to: (i) that certain master agreement (the “Season One Master Agreement”) dated as of January 22, 2003, between WPT ENTERPRISES, INC. f/k/a WORLD POKER TOUR, L.L.C. (“Producer”) and THE TRAVEL CHANNEL, L.L.C. (“TRV”) respecting the first season if the “World Poker Tour”; (ii) that certain agreement attached to the Master Agreement (the “Season One Attachment”), dated as of January 22, 2003 between Producer and TRV in connection with the first season of the television production currently known as the “World Poker Tour” (the “Program”); and (iii) that certain fully executed Amendment, dated June 23, 2003 (the “First Amendment to Season One Agreement”). The Season One Master Agreement, the Season One Attachment, as amended by the First Amendment to Season One Agreement shall collectively be referred to herein as the “Season One WPT Agreement”.
     Reference is also made to: (i) that certain master agreement (the “Season II Master Agreement”), dated as of August 22, 2003 between Producer and TRV; (ii) that certain agreement attached to the Master Agreement (the “Attachment”), dated as of August 22, 2003, between Producer and TRV in connection with the second and potentially subsequent seasons of the Program; (iii) that certain fully executed Amendment to Season 2 Agreement (the “First Amendment”), dated as of April 22, 2004; (iv) that certain fully executed Amendment Number 2 to Season 2 Agreement (the “Second Amendment”) dated as of May 10, 2004; (v) that certain fully executed Amendment Number 3 to Season 2 Agreement dated as of July 23, 2004 (“Third Amendment”); (vi) that certain fully executed Amendment Number 4 to Season 2 Agreement (the “Fourth Amendment”) dated as of June 25, 2004; (vii) that certain fully executed Amendment 5 to Season 2 Agreement dated as of August 9, 2004 (the “Fifth Amendment”); and (viii) that certain fully executed Amendment 6 to Season 2 Agreement dated as of October 13, 2004 (the “Sixth Amendment”). The Season Two Master Agreement and the Season Two Attachment, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, and the Sixth Amendment are collectively referred to herein as the “Season Two WPT Agreement”.
     The Season One WPT Agreement and the Season Two WPT Agreement shall collectively be referred to herein as the “WPT Agreements”. (The foregoing description and itemization of the WPT Agreements is not intended to alter, vary or amend the legal substance or relationship of any of the WPT Agreements.)
     Except as otherwise defined in this amendment (the “Amendment”), capitalized terms used but not defined herein shall have the meanings set forth in the WPT Agreements. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that the WPT Agreements shall be supplemented and amended as follows:
     Section 1. Definitions. As used in the WPT Agreements, the following terms shall have the following meanings:
                 (a) “Episode Clip” shall mean footage shot in connection with the production of an Episode of the Program which is actually included within the final edit of the Episode delivered to TRV.
                 (b) “Existing Episode” shall mean any World Poker Tour episode licensed to TRV pursuant to the WPT Agreements.
                 (c) “Extended Holdback Date” shall mean the date that is two (2) years after the expiration of the License Period for each Episode, on an Episode by Episode basis.
                 (d) “Existing Holdback Provisions” shall mean the following: (i) the first sentence of Paragraph 5 of the Season One Attachment, (ii) Paragraph 2 of Exhibit A, the Standard Terms and Conditions, of the Season One WPT Agreement, (iii) the first sentence of Paragraph 11 of the Attachment to the Season Two WPT Agreement, and (iv) Paragraph 2 of Exhibit A, the Standard Terms and Conditions, of the Season Two WPT Agreement.
                 (e) “Final Season” shall mean the last Season of World Poker Tour events covered by Episodes ordered by TRV pursuant to the WPT Agreements.
                 (f) “New WPT Season” shall mean one or more episodes covering the events of the World Poker Tour Season immediately following the Final Season, including special events produced in connection therewith.
                 (g) “New WPT Season Holdback Date” shall mean the date that is one (1) year after the Outside Premiere Date.
                 (h) “Outside New Season Holdback Date” is the later of (i) the New WPT Season Holdback Date, and (ii) the “New PPT Season Holdback Date” (as defined in the PPT Agreement).
                 (i) “Outside Premiere Date” is the earlier of (i) the date of the initial exhibition by TRV of any Episode produced in connection with the Final Season, and (ii) June 10 of the year following the year in which the events covered in such New WPT Season commenced. For example: with respect to Season Four of the World Poker Tour, the Outside Premiere Date shall be the earlier to occur of (x) the initial exhibition by TRV of any Episode produced in connection with Season Four, and (y) June 10 of 2006 (i.e. the events comprising Season Four commenced in June of 2005).
                 (j) “Outtake Clip” shall mean footage shot in connection with the production of an Episode of the Program which is (i) not actually included within the final edit of the Episode delivered to TRV, and (ii) not a Sister Clip.
                 (k) “Outtake Clip Holdback Date” shall mean the date that is the earlier to occur of: (a) the date that is six (6) months after the initial exhibition of the Episode from which the applicable Outtake Clip was taken or shot in connection with, or (b) the date that is nine (9) months after the delivery of the Episode from which the applicable Outtake clip was taken or shot in connection with.
                 (l) “Poker Tour Show” shall mean a show produced by Producer covering or presenting a poker tournament or series of poker tournaments other than episodes produced in connection with the Professional Poker Tour or the World Poker Tour.
                 (m) “Poker Tour Show Holdback Date” shall mean December 31, 2007.
                 (n) “PPT Agreement” shall mean that certain Attachment for New Program, dated as of January 25, 2006, between Producer and Discovery Communication, Inc. respecting the license of rights to DCI in and to the Professional Poker Tour program.
                 (o) “Re-Creation Program” shall mean a program depicting a poker tournament using the same players from a WPT tournament, who were included in an Existing Episode (or actors impersonating the players) covering such WPT tournament, in which (i) the players are dealt the same hands that they were dealt in the Existing Episode, and (ii) the players play the hands the same way that the players played the identical hands in the Existing Episode.
                 (p) “Sister Clip” shall mean footage shot in connection with the production of an Episode of the Program which is (i) not actually included within the final edit of the Episode delivered TRV, and (ii) covering the same or substantially the same moments in time as footage included within the final edit of the Episode delivered to TRV (e.g., without limitation, footage of the same hand of poker that is featured within the Episode, but from a different camera angle; if shooting at a 5:1 ratio, the four (4) shots not used in the Episode would be considered “sister” shots of the shot included in the Episode).
     Section 2. New Seasons of World Poker Tour. The following provisions shall govern Producer’s exploitation or license of a New WPT Season of the World Poker Tour.
                 (a) Confirmation of Right to Exploit New Season. Notwithstanding anything to the contrary in the WPT Agreements, if TRV declines to exercise the option to acquire a New WPT Season of World Poker Tour under Paragraph 4A of the Season Two Agreement and its rights of first negotiation/last refusal therefor under Paragraph 8A and 8B of the Season Two Agreement have expired, Producer may exhibit or permit a third party to exhibit the New WPT Season of World Poker Tour within the Territory in any and all media without restriction other than those in Sections 2(b) and 2(c) below.
                 (b) Commencement of New Season. Producer shall not exhibit or permit a third party to exhibit a New WPT Season of the World Poker Tour or any other programs covering World Poker Tour events or utilizing the World Poker Tour trademark and logos (excluding Existing Episodes which are subject to Section 3 below) within the Territory prior to the New WPT Season Holdback Date. Producer shall not be restricted in any manner from exploiting or permitting a third party to exploit a New WPT Season or other programs covering World Poker Tour events or utilizing the World Poker Tour trademarks and logos (excluding TRV-owned marks and Existing Episodes which are subject to Section 3 below) in the Territory subsequent to the New WPT Season Holdback

Date, even if such New WPT Season or other programs are similar to Existing Episodes, as clarified in paragraph 4(e) below.
                 (c) Early Publicity Commencement. Notwithstanding anything to the contrary in the WPT Agreements, Producer may commence public activities to promote and publicize the premiere of the New WPT Season within the Territory in any and all media commencing on the date that is thirty (30) days before the New WPT Season Holdback Date; provided that Producer shall not cause there to be any promotion of such New WPT Season on any of the DCI Services.
     Section 3. Holdback on Existing Episodes. Producer shall not exhibit, or permit a third party to exhibit, any Existing Episode of World Poker Tour (but not including any outtakes or Sister Clips to the extent governed by Section 5 below) or versions thereof, on Television within the Territory prior to the Extended Holdback Date; provided that, Producer may commence public activities to promote and publicize the broadcast of an Existing Episode within the Territory in any and all media commencing on the date that is thirty (30) days before the Extended Holdback Date; and provided further that, nothing contained in this Amendment shall limit Producer’s right to exploit clips/footage from the Existing Episodes in accordance with the WPT Agreements. Producer shall not be restricted in any manner from exploiting or permitting a third party to exploit Existing Episodes within the Territory in any and all media subsequent to the Extended Holdback Date respecting such Episodes.
     Section 4. Holdbacks on Poker Tour Shows.
                 (a) Prior to the Poker Tour Show Holdback Date. Producer shall not exhibit or permit a third party to exhibit any Poker Tour Show in the Territory on Television prior to the Poker Tour Show Holdback Date. Subject to Section 4(b) below, Producer shall not be restricted in any manner from exploiting or permitting a third party to exploit a Poker Tour Show within the Territory in any and all media subsequent to the Poker Tour Show Holdback Date. For purposes of clarity, subsequent to the Poker Tour Show Holdback Date, Producer shall have the right to produce a program or television series for exploitation in any and all media throughout the Universe covering or presenting a poker tournament or series of poker tournaments, that incorporates or features, inter alia, hole card cameras, graphical statistics, poker players that might also appear at WPT events, the game of Texas Hold’em or a version thereof, lighting and/or Casinos that might also be featured in the WPT Program, even if such program or television series is similar to Existing Episodes, as clarified in paragraph 4(e) below, provided that Producer complies fully with Section 4(b) below.
                 (b) Subsequent to Poker Tour Show Holdback Date. After the Poker Tour Show Holdback Date and prior to the Outside New Season Holdback Date, without limiting TRV’s rights pursuant to Paragraph 9 of the Agreement (i.e. first negotiation and last refusal rights), Producer has the right to produce and exploit Poker Tour Shows of any kind via Television in the Territory, provided (i) such Poker Tour Show does not include Program footage (i.e. audio and/or video) and/or Sister Clips from an Existing Episode prior to the expiration of the applicable License Period for such Existing Episode, (ii) such Poker Tour Show does not include the WPT theme song from the Program and/or the title of the Program (i.e. “World” or “Poker Tour”), and/or (iii) such Poker Tour Show is not a Re-Creation Program or a program covering the same WPT tournament as the tournament covered by the Existing Episode (e.g. using Sister Clips or Outtake Clips). . Producer shall not be restricted in any manner from exploiting or permitting a third party to exploit a Poker Tour Show that (i) uses the words “World” or “Poker Tour” in the title and/or (ii) uses the WPT or PPT theme song, in any and all media within the Territory subsequent to the Outside New Season Holdback Date. For purposes of clarity, subsequent to the Outside New Season Holdback Date, Producer shall have the right to produce a television series for exploitation in any and all media throughout the Universe covering or presenting a poker tournament or series of poker tournaments, that incorporates or features, inter alia, hole card cameras, graphical statistics, poker players that might also appear at WPT events, the game of Texas Hold’em or a version thereof, lighting and/or Casinos that might also be featured in the WPT Program, that also has the words “World” or “Poker Tour” in the title, and/or uses the WPT or PPT Theme songs, even if such program or television series is similar to Existing Episodes, as clarified in paragraph 4(e) below.
                 (c) Existing Holdback Provisions. This Section 4 supersedes the Existing Holdback Provisions in their entirety.
                 (d) Programs that are not Poker Tour Shows. Subject to Section 5 below, the WPT Agreements shall not be construed to limit Producer’s ability to exploit or permit a third party to exploit programs that are not Poker Tour Shows and/or Existing Episodes (subject to the first negotiation and last refusal provisions in paragraphs 8 and 9 of the WPT Agreement) throughout the Universe in any and all media at all times.
                 (e) Clarification. It is acknowledged that, without limiting any of the provisions of this Amendment, Producer’s right to produce and exploit Poker Tour Shows after the Poker Tour Show Holdback Date includes the right to produce and exploit shows that are similar to Existing Episodes, and that poker shows such as (i) Celebrity Poker (on Bravo), (ii) World Series of Poker (on ESPN), and (iii) Hollywood Hold ‘Em (on E!) each would be deemed acceptable by TRV (i.e., if produced and exploited by Producer) and would not violate TRV’s rights during such period under the WPT Agreement, as amended hereby.
     Section 5. Clip Rights. Notwithstanding TRV’s exclusive rights in the Program and any other provisions to the contrary under this Agreement, and in addition to Producer’s right to exploit clips from the Program pursuant to the WPT Agreements:
     (a) Outtake Clips. Except as otherwise set forth in the WPT Agreements, Producer shall not exploit Outtake Clips on Television within the Territory prior to the Outtake Clips Holdback Date. Producer reserves the right, subsequent to the Outtake Clips Holdback Date and prior to the expiration of the License Period for the Existing Episode from which the clip was cut or shot in connection with, to exploit Outtake Clips as follows: (i) provided the applicable Outtake Clips do not include any WPT, PPT and/or TRV branding or mentions of any kind, then such Outtake Clips may be exploited throughout the Territory in any and all media; and (ii) if the applicable Outtake Clips include any WPT, PPT and/or TRV branding or mentions of any kind, then such Outtake Clips may only be used on the Internet (i.e., the World Wide Web), subject to paragraph 5(c) below (re Prohibited Sponsors). Producer shall not be restricted in any manner from exploiting or permitting a third party to exploit: (x) Outtake Clips outside of the Territory at any time; and/or (y) Outtake Clips (i.e., for the purposes of clarification, in no event may such clips include any materials owned, created and/or added by TRV at any time) within the Universe in any and all media subsequent to the expiration of the License Period for the Existing Episodes from which the clips were cut from or shot in connection with.

(b) Sister Clips and Episode Clips. Except as otherwise set forth in the WPT Agreements, Producer shall not exploit Sister Clips or Episode Clips on Television within the Territory prior to the expiration of the License Period respecting the Episode from which the applicable Sister Clips or Episode Clips, as applicable, were taken. Notwithstanding the foregoing, subject to paragraph 5(c) below, Producer shall have the right to commercially exploit up to a maximum of five minutes of Episode Clips and Sister Clips from an Episode after the Outtake Clip Holdback Date on the Internet (i.e., the world wide web), solely for an online educational/instructional program concerning poker (i.e., a how to play poker program or series) (the “Authorized Educational Use”) (i.e., for the purposes of clarification, in no event may such clips include any materials owned, created and/or added by TRV after delivery). The parties acknowledge and agree that Producer shall have the unrestricted right to exploit Sister Clips and Episode Clips (i.e., for the purposes of clarification, in no event may such clips include any materials owned, created and/or added by TRV at any time) throughout the Universe in any and all media, subsequent to the expiration of the License Period respecting the Episode from which the applicable Sister Clips or Episode Clips, as applicable, were taken or shot in connection with.
     (c) The rights reserved by Producer in this Section 5 respecting the exploitation by Producer of the Outtake Clips, Sister Clips and Episode Clips shall not be construed to permit Producer to stream an Episode or a virtual reconstitution thereof on the Internet or elsewhere on Television in the Territory prior to the expiration of the Extended Holdback Date. Producer represents and warrants that Producer shall not exclude footage from the Program for the purpose of retaining the best footage for use as Outtake Clips. In addition, prior to the expiration of the applicable License Period, in no event shall authorized uses of the Outtake Clips, the Sister Clips or the Episode Clips be made, if the applicable clips include any branding for or identification of WPT, PPT and/or TRV, where the use is sponsored by or proximate to (i.e., visible or audible simultaneously with) references to or advertising for products in the following categories: illegal activity of any kind (for the purposes of clarity a sponsorship for a casino located in a state where gambling is illegal would be prohibited, but a sponsorship for a casino located in a place where gambling is legal would be permissible); tobacco; firearms; sexual aids (e.g., Viagra and condoms); pornography and hard alcohol (collectively “Prohibited Sponsors”), provided that it is expressly agreed that in the event that TRV’s policies change with respect to sponsorship by any of the Prohibited Sponsors, TRV will notify Producer and Producer will have the right to seek sponsorship as may be permitted by the revised policy, and provided further that Producer shall have the right to propose an exception for any product(s) from the Prohibited Sponsor categories, and DCI will consider such request for an exception in good faith. Failure by TRV to so notify Producer of a change in its sponsorship policies shall not be deemed a breach of this Agreement. By way of example, with respect to Internet use, no Prohibited Sponsors may appear adjacent to or on the same page view with (i.e., not inclusive of any pop-ups over which Producer has no control) the applicable clip hereunder; that is, any sponsorship by Prohibited Sponsors must be at least one click away from the authorized Internet use of the clips).
     Section 6. Limitation on Restrictions. Nothing contained in the WPT Agreements shall be construed to restrict Producer’s right to produce and exploit, or construed to accord TRV any rights (e.g. rights to holdback, exclusivity, exploitation, negotiation, acquisition, or limitation) with respect to any of the following: (a) the Professional Poker Tour or any programs related thereto, (b) programs that are not covering or presenting poker tournaments (e.g. a dog show), and/or (c) programs that are not produced for Television exploitation in the Territory and which in fact are not so exploited in the Territory (e.g. poker and other programs produced for foreign networks).

     Section 7. Miscellaneous Provisions.
                 (a) Assignment of Trademark Rights. Producer will promptly quitclaim to TRV all of Producer’s right, title and interest in and to the marks “Wednesday Night is Poker Night”, “Every Night is Poker Night” and any substantially similar mark(s) (collectively, the “Transferred Marks”) and all goodwill therein. , Producer will also assign any existing trademark application for the Transferred Marks (the “Applications”), with the understanding that if such applications cannot for any reason be assigned, Producer will withdraw the same with prejudice. Except to the extent set forth below, Producer represents that it has not assigned, licensed, transferred or encumbered the Applications, the Transferred Marks or their goodwill. Producer makes no representations or warranties respecting the validity or protectability of the Transferred Marks. Notwithstanding the foregoing, TRV acknowledges that the “Wednesday Night is Poker Night” currently appears on the back of the “Shuffle Up and Deal” book by Mike Sexton for distribution throughout the world (the “Book Use”), and on die cast toy tractor-trailors produced by FFERTL III, Inc. (the “Die Cast Use”) for distribution in the United States, under licenses from Producer (the Book Use and the Die Cast Use, collectively, the “Existing Licenses”). Producer represents and warrants as follows: (i) The Book Use was authorized for a term not to exceed ten (10) years, (ii) the Die Cast Use was authorized for a term that expires October 31, 2007; (iii) Producer will not authorize any extensions of the Existing Licenses (i.e., that include any Transferred Marks) nor any further use of any Transferred Marks in connection with such Existing Licenses or otherwise. TRV agrees that it will not disturb the Existing Licenses.
                 (b) Attorneys Fees. The prevailing party in any litigation between or including the parties hereto arising out of or relating to the WPT Agreement shall be entitled to an award of its reasonable attorney’s fees and costs and charges incurred in such litigation.
                 (c) Notice of Material Breach and Right to Cure. If any party to the WPT Agreements believes that the other party has committed a material breach of any provision thereof, then such party must provide notice in writing, specifying the alleged material breaches and specifying the requested steps necessary to cure such breaches, and provide fifteen calendar days from the date of receipt of such notice for the other party or parties to cure such alleged material breach. This provision is a material pre-condition to the institution of any litigation by any party hereto against any other party hereto respecting a breach which is capable of being cured.
                 (d) Conflicts. In the event of a conflict between any provision of this Amendment and any provision or provisions of the WPT Agreements, the terms of this Amendment shall control.

Except as otherwise herein expressly amended and supplemented, the WPT Agreements are in all other aspects hereby ratified and confirmed. Please acknowledge your acceptance of the foregoing by signing in the space provided below.

Very truly yours,

THE TRAVEL CHANNEL, L.L.C.

By:	/s/ Patrick Younge

Printed Name:	Patrick Younge

Title:	EVP/GM

Date:

WPT ENTERPRISES, INC.

By:	/s/ Adam Pliska

Printed Name:	Adam Pliska

Title:	General Counsel

Date:	1/26/06